Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

XPLORE TECHNOLOGIES CORP.

XPLORE TECHNOLOGIES CORP., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

FIRST:  The original Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on December 16, 2010 (the “Certificate of Incorporation”).

SECOND:  The amendment to the Certificate of Incorporation of the Corporation as set forth below has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware by the stockholders and directors of the Corporation.

THIRD:  The first paragraph of Article Fifth D of the Certificate of Incorporation as presently in effect is amended and restated to read in its entirety as follows:

“The fourth such series of Preferred Stock shall be designated as Series D Participating Convertible Preferred Stock (the “Series D Preferred Stock”) and  the number of shares constituting such series shall be Twenty Million (20,000,000) shares.”

FOURTH:  All other provisions of the Certificate of Incorporation remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized Chief Financial Officer this 29th day of February, 2012.

XPLORE TECHNOLOGIES CORP.

By:	/s/ Michael J. Rapisand
Michael J. Rapisand
Chief Financial Officer